Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678
Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

JACK D. MASSIMINO ELECTED CHAIRMAN OF THE BOARD,
CORINTHIAN COLLEGES, INC.
- Now Chairman and CEO -

SANTA ANA, California, August 21, 2008 — Corinthian Colleges, Inc. (NASDAQ: COCO) announced that Jack D. Massimino, chief executive officer and a director of the company, has been elected chairman of the board, effective immediately. He succeeds Terry O. Hartshorn, who completed his term as Chairman and has been appointed lead independent director.

Massimino has served as Corinthian’s chief executive officer since November 2004 and has been a member of the board since February 1999. He is now chairman and chief executive officer.

In addition, Peter C. Waller has been appointed to the board, and will stand for election as a Class I Director in November. Waller has been Corinthian’s president and chief operating officer since February 2006.

The moves are part of the board’s long-term succession and corporate governance plan. With Waller’s appointment, the Board now has ten members, eight of whom are non-employee directors.

“On behalf of the board, I would like to thank Terry for his valuable contributions as chairman,” Massimino said. “During his tenure, he helped the company create a firm foundation for sustainable growth and industry leadership. In my added role as chairman, I look forward to Terry’s continued advice and counsel.”

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associates, bachelor’s and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

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